FINWISE BANCORP REPORTS FOURTH QUARTER AND FULL YEAR 2023 RESULTS
- Net Income of $4.2 Million for Fourth Quarter of 2023 -
- Diluted Earnings Per Share of $0.32 for Fourth Quarter of 2023 -

MURRAY, UTAH, January 29, 2024 (GLOBE NEWSWIRE) — FinWise Bancorp (NASDAQ: FINW) (“FinWise” or the “Company”), parent company of FinWise Bank (the “Bank”), today announced results for the quarter ended December 31, 2023.
Fourth Quarter 2023 Highlights
•Loan originations were $1.2 billion, compared to $1.1 billion for the quarter ended September 30, 2023, and $1.2 billion for the fourth quarter of the prior year
•Net interest income was $14.4 million, compared to $14.4 million for the quarter ended September 30, 2023, and $12.6 million for the fourth quarter of the prior year
•Net Income was $4.2 million, compared to $4.8 million for the quarter ended September 30, 2023, and $6.5 million for the fourth quarter of the prior year
•Diluted earnings per share (“EPS”) were $0.32 for the quarter, compared to $0.37 for the quarter ended September 30, 2023, and $0.49 for the fourth quarter of the prior year
•Efficiency ratio was 55.8%, compared to 51.3% for the quarter ended September 30, 2023, and 45.6% for the fourth quarter of the prior year (1)
•Annualized return on average equity (ROAE) was 10.8%, compared to 12.8% in the quarter ended September 30, 2023, and 19.1% in the fourth quarter of the prior year
•Non-performing loans were $27.1 million as of December 31, 2023, compared to $10.7 million as of September 30, 2023, and $0.4 million as of December 31, 2022(2)
(1) See “Reconciliation of Non-GAAP to GAAP Financial Measures” for a reconciliation of this non-GAAP measure.
(2) Of the non-performing loans $15.0 million, $4.7 million, and $0, respectively, as of December 31, 2023, September 30, 2023, and December 31, 2022 is guaranteed by the SBA.

“2023 marked another year of achievements and progress for our team, highlighting the resilience of our differentiated business model, despite a challenging macroeconomic backdrop,” said Kent Landvatter, Chief Executive Officer and President of FinWise. “Our ongoing strategy to drive profitable growth through the strength of our existing businesses continued to progress as envisioned and as we communicated since our IPO. Looking ahead, we plan to continue building our strategic initiatives, including our Payments Hub and BIN Sponsorship businesses expected to become operational later this year, which we expect will provide us with an integrated banking-as-a-service capability. We believe that this offering will complement our already robust platform, further diversify our business model and position the Company for longer-term growth.”

Selected Financial Data
	For the Three Months Ended			For the Years Ended
($s in thousands, except per share amounts)	12/31/2023	9/30/2023	12/31/2022	12/31/2023	12/31/2022

Net Income	$4,156	$4,804	$6,545	$17,460	$25,115
Diluted EPS	$0.32	$0.37	$0.49	$1.33	$1.87
Return on average assets	2.9%	3.7%	6.6%	3.5%	6.4%
Return on average equity	10.8%	12.8%	19.1%	11.9%	19.6%
Yield on loans	16.21%	17.40%	19.04%	17.05%	18.52%
Cost of deposits	4.82%	4.34%	1.98%	4.22%	1.17%
Net interest margin	10.61%	11.77%	14.27%	11.65%	14.04%
Efficiency ratio(1)	55.8%	51.3%	45.6%	53.1%	43.9%
Tangible book value per share(2)	$12.41	$12.04	$10.95	$12.41	$10.95
Tangible shareholders’ equity to tangible assets(2)	26.5%	27.1%	35.0%	26.5%	35.0%
Leverage Ratio (Bank under CBLR)	20.7%	22.1%	25.1%	20.7%	25.1%
Full-time Equivalent (FTEs)	162	158	140	162	140
(1) This measure is not a measure recognized under United States generally accepted accounting principles, or GAAP, and is therefore considered to be a non-GAAP financial measure. See “Reconciliation of Non-GAAP to GAAP Financial Measures” for a reconciliation of this measure to its most comparable GAAP measure. The efficiency ratio is defined as total noninterest expense divided by the sum of net interest income and noninterest income. The Company believes this measure is important as an indicator of productivity because it shows the amount of revenue generated for each dollar spent.
(2) This measure is not a measure recognized under GAAP and is therefore considered to be a non-GAAP financial measure. See “Reconciliation of Non-GAAP to GAAP Financial Measures” for a reconciliation of this measure to its most comparable GAAP measure. Tangible shareholders’ equity is defined as total shareholders’ equity less goodwill and other intangible assets. The most directly comparable GAAP financial measure is total shareholder’s equity. The Company had no goodwill or other intangible assets as of any of the dates indicated. The Company has not considered loan servicing rights or loan trailing fee asset as intangible assets for purposes of this calculation. As a result, tangible shareholders’ equity is the same as total shareholders’ equity as of each of the dates indicated.

Net Income
Net income was $4.2 million for the fourth quarter of 2023, compared to $4.8 million for the third quarter of 2023 and $6.5 million for the fourth quarter of 2022. The decrease from the prior quarter was primarily due to an increase in salaries and employee benefits and professional service expenses driven by increased spending on business infrastructure. This was partially offset by an increase in the fair value of the Company’s investment in Business Funding Group (“BFG”). The decrease from the prior year period was primarily due to lower gain on sale of loans and an increase in salaries and employee benefits expense driven by increased spending on business infrastructure, partially offset by an increase in net interest income driven by growth in the loans held for investment portfolio.

Net Interest Income
Net interest income was $14.4 million for the fourth quarter of 2023, compared to $14.4 million for the third quarter of 2023 and $12.6 million for the fourth quarter of 2022. The slight decrease from the prior quarter was primarily due to increased interest rates and increased average interest-bearing liability balances, substantially offset by increases in the Bank’s average balances for the loans held for investment portfolio. The increase from the prior year period was primarily due to increases in the Bank’s average balances for the loans held for investment portfolio, partially offset by increased interest rates and increased average interest-bearing liability balances.

Loan originations totaled $1.2 billion for the fourth quarter of 2023, compared to $1.1 billion for the prior quarter and $1.2 billion for the prior year period.

Net interest margin for the fourth quarter of 2023 was 10.61%, compared to 11.77% for the prior quarter and 14.27% for the prior year period. The decrease from the prior quarter was mainly due to a loan mix shift toward loans carrying lower yields in the held for investment portfolio and an increase in the volume of brokered certificates of deposit. The decrease from the prior year period was primarily due to a reduction in average balances in the Company’s loans held for sale portfolio along with a shift in the Company’s deposit portfolio mix from lower to higher cost deposits, partially offset by an increase in average balances for the Company’s loans held for investment portfolio.

Provision for Credit Losses
The Company’s provision for credit losses was $3.2 million for the fourth quarter of 2023, compared to $3.1 million for the prior quarter and $3.2 million for the prior year period. The increase from the prior quarter was mainly due to qualitative factor adjustments based on the increase of special mention, non-accrual and nonperforming assets primarily related to the SBA portfolio. Provision for credit losses for the fourth quarter of 2023 was substantially flat compared to the prior year period. However, the provision for the prior year period was calculated under the incurred loss model rather than the current expected credit loss methodology as required under ASU 2016-13 and is not necessarily comparable to the provisions charged in 2023.

Non-interest Income

	For the Three Months Ended
($ in thousands)	12/31/2023	9/30/2023	12/31/2022
Noninterest income:
Strategic Program fees	$4,229	$3,945	$4,487
Gain on sale of loans	440	357	4,163
SBA loan servicing fees	450	199	547
Change in fair value on investment in BFG	200	(500)	300
Other miscellaneous income	716	1,228	278
Total noninterest income	$6,035	$5,229	$9,775

Non-interest income was $6.0 million for the fourth quarter of 2023, compared to $5.2 million for the prior quarter and $9.8 million for the prior year period. The increase from the prior quarter was primarily due to the change in the fair value of the Company’s investment in BFG, partially offset by a decrease in other miscellaneous income primarily related to a $0.6 million gain on the resolution of a forbearance agreement in the Company’s SBA lending program recognized in the prior quarter which did not occur in the fourth quarter of 2023. The decrease from the prior year period was mainly due to a reduction in gain on sale of loans primarily attributable to the gain on sale of loans recorded in the prior year period to establish a new Loan Trailing Fee Asset of approximately $2.3 million and the Company’s increased retention of the guaranteed portion of SBA loans the Company originates to increase interest income which resulted in a corresponding decrease in gain on sale income. Lower fees associated with originations of Strategic Program loans also contributed to the decrease from the prior year period. The decrease was partially offset by an increase in other miscellaneous income primarily related to increased revenue from growth in the Company’s operating lease portfolio.

Non-interest Expense

	For the Three Months Ended
($ in thousands)	12/31/2023	9/30/2023	12/31/2022
Non-interest expense
Salaries and employee benefits	$7,396	$6,416	$5,805
Professional services	1,433	750	1,609
Occupancy and equipment expenses	923	958	843
(Recovery) impairment of SBA servicing asset	(122)	337	779
Other operating expenses	1,751	1,609	1,184
Total noninterest expense	$11,381	$10,070	$10,220

Non-interest expense was $11.4 million for the fourth quarter of 2023, compared to $10.1 million for the prior quarter and $10.2 million for the prior year period. The increase from the prior quarter was primarily due to an increase in salaries and employee benefits and professional service expenses driven by increased spending on business infrastructure. This was partially offset by an increase in the fair value of the Company’s investment in Business Funding Group (“BFG”) that did not occur in the prior quarter. The increase from the prior year period was primarily due to an increase in salaries and employee benefits related to a higher number of employees and an increase in other operating expenses primarily related to occupancy and equipment expense, partially offset by a recovery on the Company’s SBA servicing asset which did not occur in the prior year period.

The Company’s efficiency ratio was 55.8% for the fourth quarter of 2023, compared to 51.3% for the prior quarter and 45.6% for the prior year period.

Tax Rate
The Company’s effective tax rate was 28.5% for the fourth quarter of 2023, compared to 26.1% for the prior quarter and 27.3% for the prior year period. The increase from the prior quarter and prior year was due primarily to a state tax related true-up.

Balance Sheet
The Company’s total assets were $586.2 million as of December 31, 2023, an increase from $555.1 million as of September 30, 2023 and $400.8 million as of December 31, 2022. The increase from September 30, 2023 was primarily due to continued growth of deposits to support growth in the Company’s SBA, commercial-non real estate, consumer, and residential real estate loan portfolios. The increase in total assets compared to December 31, 2022 was primarily due to increases in deposits to support growth in the Company’s SBA, commercial non-real estate, and Strategic Program loans held-for-sale portfolios as well as interest-bearing deposits.

The following table shows the loan portfolio as of the dates indicated:

	12/31/2023		9/30/2023		12/31/2022
($s in thousands)	Amount	% of total loans	Amount	% of total loans	Amount	% of total loans
SBA	$239,922	64.5%	$219,305	65.0%	$145,172	61.4%
Commercial, non-real estate	40,567	10.9%	34,044	10.1%	11,484	4.9%
Residential real estate	38,123	10.2%	34,891	10.3%	37,815	16.0%
Strategic Program loans held for investment	19,408	5.2%	20,040	5.9%	24,259	10.2%
Commercial real estate	22,823	6.1%	21,680	6.4%	12,063	5.1%
Consumer	11,372	3.1%	7,675	2.3%	5,808	2.4%
Total period end loans	$372,215	100.0%	$337,635	100.0%	$236,601	100.0%
Note: SBA loans as of December 31, 2023, September 30, 2023 and December 31, 2022 include $131.7 million, $112.5 million and $49.5 million, respectively, of SBA 7(a) loan balances that are guaranteed by the SBA. The held for investment balance on Strategic Programs with annual interest rates below 36% as of December 31, 2023, September 30, 2023 and December 31, 2022 was $3.6 million, $4.4 million and $8.5 million, respectively.

Total loans receivable as of December 31, 2023 were $372.2 million, an increase from $337.6 million and $236.6 million as of September 30, 2023 and December 31, 2022, respectively. The increase compared to September 30, 2023 and December 31, 2022 was primarily due to increases in the SBA 7(a) and commercial loan portfolios.

The following table shows the Company’s deposit composition as of the dates indicated:

	As of
	12/31/2023		9/30/2023		12/31/2022
($s in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Noninterest-bearing demand deposits	$95,486	23.6%	$94,268	24.4%	$78,817	32.5%
Interest-bearing deposits:
Demand	50,058	12.4%	87,753	22.7%	50,746	20.8%
Savings	8,633	2.1%	8,738	2.3%	8,289	3.4%
Money market	11,661	2.9%	15,450	3.9%	10,882	4.5%
Time certificates of deposit	238,995	59.0%	180,544	46.7%	94,264	38.8%
Total period end deposits	$404,833	100.0%	$386,753	100.0%	$242,998	100.0%

Total deposits as of December 31, 2023 increased to $404.8 million from $386.8 million and $243.0 million as of September 30, 2023 and December 31, 2022, respectively. The increase from September 30, 2023 was driven primarily by an increase in brokered time certificates of deposit, partially offset by a decrease in brokered interest-bearing demand deposits. The increase from December 31, 2022 was driven primarily by an increase in brokered time certificate of deposits, noninterest-bearing demand deposits, and money market deposits, partially offset by a decrease in interest-bearing demand deposits. As of December 31, 2023, 31.1% of deposits at the Bank level were uninsured, compared to 31.7% as of September 30, 2023. As of December 31, 2023, 6.8% of total bank deposits were required under the Company’s Strategic Program agreements and an additional 11.2% were associated with other accounts owned by the Company or the Bank.

Total shareholders’ equity as of December 31, 2023 increased $4.7 million to $155.1 million from $150.4 million at September 30, 2023. Compared to December 31, 2022, total shareholders’ equity increased by $14.6 million from $140.5 million. The increase from September 30, 2023 was primarily due to the Company’s net income. The increase from December 31, 2022 was primarily due to the Company’s net income, partially offset by the repurchase of common stock under the Company’s share repurchase program.

Bank Regulatory Capital Ratios
The following table presents the leverage ratios for the Bank as of the dates indicated as determined under the Community Bank Leverage Ratio Framework of the Federal Deposit Insurance Corporation:

	As of
Capital Ratios	12/31/2023	9/30/2023	12/31/2022	Well-Capitalized Requirement
Leverage Ratio	20.7%	22.1%	25.1%	9.0%

The Bank’s capital levels remain significantly above well-capitalized guidelines as of December 31, 2023.

Asset Quality
Nonperforming loans were $27.1 million, or 7.3% of total loans receivable, as of December 31, 2023, compared to $10.7 million or 3.2% of total loans receivable, as of September 30, 2023 and $0.4 million or 0.2% as of December 31, 2022. Of the $27.1 million, $10.7 million, and $0.4 million nonperforming loans as of December 31, 2023, September 30, 2023 and December 31, 2022, respectively, $15.0 million, $4.7 million, and $0, respectively, is guaranteed by the SBA and $12.1 million, $6.0 million, and $0.4 million, respectively, is the balance of loans which do not carry SBA guarantees. The increase in nonperforming loans from the prior periods was primarily attributable to several loans in the SBA 7(a) loan portfolio moving to non-accrual status due mainly to the negative impact of elevated interest rates on the Company’s small business borrowers. The Company’s allowance for credit losses to total loans held for investment was 3.5% as of December 31, 2023 compared to 3.8% as of September 30, 2023 and 5.1% as of December 31, 2022. The Company’s increased retention of most of the originated guaranteed portions in its SBA 7(a) loan program has been the primary factor in the decrease in this ratio from the prior quarter and year.

For the fourth quarter of 2023, the Company’s net charge-offs were $3.4 million, compared to $2.2 million for the prior quarter and $3.2 million for the prior year period. The increase compared to the prior quarter was primarily due to increased charge-offs related to the Company’s SBA portfolio and a large recovery in the SBA portfolio in the prior quarter which did not occur in the fourth quarter of 2023. The increase compared to the fourth quarter of 2022 was primarily due to increased charge-offs related to the Company’s SBA portfolio, partially offset by lower net charge-offs related to strategic program loans.

The following table presents a summary of changes in the allowance for credit losses and asset quality ratios for the periods indicated:

	For the Three Months Ended
($s in thousands)	12/31/2023	9/30/2023	12/31/2022
Allowance for Credit Losses:
Beginning Balance(1)	$12,986	$12,321	$11,968
Provision for Credit Losses	3,272	2,910	3,202
Charge offs*
Construction and land development	—	—	—
Residential real estate	(104)	—	—
Residential real estate multifamily	—	—	—
Commercial real estate	(561)	(31)	—
Commercial and industrial	(281)	(107)	—
Consumer	(22)	(28)	(62)
Lease financing receivables	—	—	—
Strategic Program loans	(2,656)	(2,748)	(3,440)
Recoveries*
Construction and land development	—	—	—
Residential real estate	3	3	3
Residential real estate multifamily	—	—	—
Commercial real estate	(11)	389	—
Commercial and industrial	1	18	6
Consumer	—	2	64
Lease financing receivables	—	—	—
Strategic Program loans	261	257	244
Ending Balance	$12,888	$12,986	$11,985

Asset Quality Ratios	As of and For the Three Months Ended
($s in thousands, annualized ratios)	12/31/2023	9/30/2023	12/31/2022
Nonperforming loans**	$27,127	$10,703	$356
Nonperforming loans to total loans held for investment	7.3%	3.2%	0.2%
Net charge offs to average loans held for investment	3.8%	2.8%	5.8%
Allowance for credit losses to loans held for investment	3.5%	3.8%	5.1%
Net charge offs	$3,370	$2,245	$3,185
(1) The Company adopted ASU 2016-13 as of January 1, 2023. The 2022 amounts presented are calculated under the prior accounting standard.
*Charge offs and recoveries for the three months ended December 31, 2022 have been reclassified in accordance with the credit loss model adopted by the Company on January 1, 2023.
**Nonperforming loans as of December 31, 2023 and September 30, 2023 include $15.0 million and $4.7 million, respectively, of SBA 7(a) loan balances that are guaranteed by the SBA.

Definitive Agreement
The Company entered into a definitive agreement, dated as of July 25, 2023, as amended, with BFG and four members of BFG to acquire an additional 10% of its nonvoting ownership interests in exchange for 339,176 shares of the Company’s stock, subject to regulatory approval and other customary closing conditions. Upon closing, the Company’s total equity ownership of BFG will increase to 20%. Either of the Company or the sellers may terminate the agreement if any condition to its or their obligations, as the case may be, have not been satisfied by February 29, 2024.

Webcast and Conference Call Information
FinWise will host a conference call today at 5:30 PM ET to discuss its financial results for the fourth quarter of 2023. A simultaneous audio webcast of the conference call will be available on the Company’s investor relations section of the website https://viavid.webcasts.com/starthere.jsp?ei=1645148&tp_key=89214a9e98.

The dial-in number for the conference call is (877) 423-9813 (toll-free) or (201) 689-8573 (international). The conference ID is 13742798. Please dial the number 10 minutes prior to the scheduled start time.

A webcast replay of the call will be available at investors.finwisebancorp.com for six months following the call.

Website Information

The Company intends to use its website, www.finwisebancorp.com, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included in the Company’s website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of the Company’s website, in addition to following its press releases, filings with the Securities and Exchange Commission (“SEC”), public conference calls, and webcasts. To subscribe to the Company’s e-mail alert service, please click the “Email Alerts” link in the Investor Relations section of its website and submit your email address. The information contained in, or that may be accessed through, the Company’s website is not incorporated by reference into or a part of this document or any other report or document it files with or furnishes to the SEC, and any references to the Company’s website are intended to be inactive textual references only.

About FinWise Bancorp
FinWise Bancorp is a Utah bank holding company headquartered in Murray, Utah. FinWise operates through its wholly-owned subsidiary, FinWise Bank, a Utah state-chartered bank. FinWise currently operates one full-service banking location in Sandy, Utah. FinWise is a nationwide lender to and takes deposits from consumers and small businesses. Learn more at www.finwisebancorp.com.

Contacts
investors@finwisebank.com

media@finwisebank.com

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995
This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current views with respect to, among other things, future events and its financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “projection,” “forecast,” “budget,” “goal,” “target,” “would,” “aim” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the Company’s industry and management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company’s control. The inclusion of these forward-looking statements should not be regarded as a representation by the Company or any other person that such expectations, estimates and projections will be achieved. Accordingly, the Company cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.

There are or will be important factors that could cause the Company’s actual results to differ materially from those indicated in these forward-looking statements, including, but not limited to, the following: (a) the success of the financial technology industry, as well as the continued evolution of the regulation of this industry; (b) the ability of the Company’s Strategic Program or “BaaS” service providers to comply with regulatory regimes, and the Company’s ability to adequately oversee and monitor its Strategic Program and BaaS service providers; (c) the Company’s ability to maintain and grow its relationships with its service providers; (d) changes in the laws, rules, regulations, interpretations or policies relating to financial institutions, accounting, tax, trade, monetary and fiscal matters, including the application of interest rate caps or maximums; (e) the Company’s ability to keep pace with rapid technological changes in the industry or implement new technology effectively; (f) system failure or cybersecurity breaches of the Company’s network security; (g) the Company’s reliance on third-party service providers for core systems support, informational website hosting, internet services, online account opening and other processing services; (h) general economic and business conditions, either nationally or in the Company’s market areas; (i) increased national or regional competition in the financial services industry; (j) the Company’s ability to measure and manage its credit risk effectively and the potential deterioration of the business and economic conditions in the Company’s primary market areas; (k) the adequacy of the Company’s risk management framework; (l) the adequacy of the Company’s allowance for credit losses (“ACL”); (m) the financial soundness of other financial institutions; (n) new lines of business or new products and services; (o) changes in Small Business Administration (“SBA”) rules, regulations and loan products, including specifically the Section 7(a) program or changes changes to the status of the Bank as an SBA Preferred Lender; (p) the value of collateral securing the Company’s loans; (q) the Company’s levels of nonperforming assets; (r) losses from loan defaults; (s) the Company’s ability to protect its intellectual property and the risks it faces with respect to claims and litigation initiated against the Company; (t) the Company’s ability to implement its growth strategy; (u) the Company’s ability to launch new products or services successfully; (v) the concentration of the Company’s lending and depositor relationships through Strategic Programs in the financial technology industry generally; (w) interest-rate and liquidity risks; (x) the effectiveness of the Company’s internal control over financial reporting and its ability to remediate any future material weakness in its internal control over financial reporting; (y) potential exposure to fraud, negligence, computer theft and cyber-crime and other disruptions in the Company’s computer systems relating to its development and use of new technology platforms; (z) dependence on our management team and changes in management composition; (aa) the sufficiency of the Company’s capital; (bb) compliance with laws and regulations, supervisory actions, the Dodd-Frank Act, capital requirements, the Bank Secrecy Act and other anti-

money laundering laws, predatory lending laws, and other statutes and regulations; (cc) results of examinations of the Company by its regulators; (dd) the Company’s involvement from time to time in legal proceedings; (ee) natural disasters and adverse weather, acts of terrorism, pandemics, an outbreak of hostilities or other international or domestic calamities, and other matters beyond the Company’s control; (ff) future equity and debt issuances; (gg) the possibility that the proposed acquisition of BFG equity interests does not close when expected or at all because required regulatory approvals are not received or other conditions to closing are not satisfied on a timely basis or at all; (hh) that the Company may be required to modify the terms and conditions of the proposed acquisition to obtain regulatory approval; (ii) that the anticipated benefits of the proposed acquisition are not realized within the expected time frame or at all as a result of such things as the strength or weakness of the economy and competitive factors in the areas where the Company and BFG do business; and (jj) other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2022 and subsequent reports on Form 10-Q and Form 8-K.

Any forward-looking statement speaks only as of the date of this release, and the Company does not undertake any obligation to publicly update or review any forward-looking statement, whether because of new information, future developments or otherwise, except as required by law. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence. In addition, the Company cannot assess the impact of each risk and uncertainty on its business or the extent to which any risk or uncertainty, or combination of risks and uncertainties, may cause actual results to differ materially from those contained in any forward-looking statements.

FINWISE BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
($s in thousands)

	As of
	12/31/2023	9/30/2023	12/31/2022
	(Unaudited)	(Unaudited)
ASSETS
Cash and cash equivalents
Cash and due from banks	$411	$379	$386
Interest-bearing deposits	116,564	126,392	100,181
Total cash and cash equivalents	116,975	126,771	100,567
Investment securities held-to-maturity, at cost	15,388	15,840	14,292
Investment in Federal Home Loan Bank (FHLB) stock, at cost	238	476	449
Strategic Program loans held-for-sale, at lower of cost or fair value	47,514	45,710	23,589
Loans receivable, net	358,560	324,197	224,217
Premises and equipment, net	14,630	14,181	9,478
Accrued interest receivable	3,573	2,711	1,818
Deferred taxes, net	—	—	1,167
SBA servicing asset, net	4,231	4,398	5,210
Investment in Business Funding Group (BFG), at fair value	4,200	4,000	4,800
Operating lease right-of-use (“ROU”) assets	4,293	4,481	5,041
Income tax receivable, net	2,400	1,134	—
Other assets	14,219	11,157	10,152
Total assets	$586,221	$555,056	$400,780

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits
Noninterest-bearing	$95,486	$94,268	$78,817
Interest-bearing	309,347	292,485	164,181
Total deposits	404,833	386,753	242,998
Accrued interest payable	619	581	54
Income taxes payable, net	1,873	—	1,077
Deferred taxes, net	748	234	—
PPP Liquidity Facility	190	221	314
Operating lease liabilities	6,296	6,545	7,020
Other liabilities	16,606	10,320	8,858
Total liabilities	431,165	404,654	260,321

Shareholders’ equity
Common Stock	12	12	13
Additional paid-in-capital	51,200	50,703	54,614
Retained earnings	103,844	99,687	85,832
Total shareholders’ equity	155,056	150,402	140,459
Total liabilities and shareholders’ equity	$586,221	$555,056	$400,780

FINWISE BANCORP
CONSOLIDATED STATEMENTS OF INCOME
($s in thousands, except per share amounts; Unaudited)

	For the Three Months Ended
	12/31/2023	9/30/2023	12/31/2022
Interest income
Interest and fees on loans	$16,192	$15,555	$12,440
Interest on securities	101	88	73
Other interest income	1,759	1,569	757
Total interest income	18,052	17,212	13,270

Interest expense
Interest on deposits	3,685	2,801	624
Total interest expense	3,685	2,801	624
Net interest income	14,367	14,411	12,646

Provision for credit losses(1)	3,210	3,070	3,202
Net interest income after provision for credit losses	11,157	11,341	9,444

Non-interest income
Strategic Program fees	4,229	3,945	4,487
Gain on sale of loans, net	440	357	4,163
SBA loan servicing fees	450	199	547
Change in fair value on investment in BFG	200	(500)	300
Other miscellaneous income	716	1,228	278
Total non-interest income	6,035	5,229	9,775

Non-interest expense
Salaries and employee benefits	7,396	6,416	5,805
Professional services	1,433	750	1,609
Occupancy and equipment expenses	923	958	843
(Recovery) impairment of SBA servicing asset	(122)	337	779
Other operating expenses	1,751	1,609	1,184
Total non-interest expense	11,381	10,070	10,220
Income before income tax expense	5,811	6,500	8,999

Provision for income taxes	1,655	1,696	2,454
Net income	$4,156	$4,804	$6,545

Earnings per share, basic	$0.33	$0.38	$0.51
Earnings per share, diluted	$0.32	$0.37	$0.49

Weighted average shares outstanding, basic	12,261,101	12,387,392	12,740,933
Weighted average shares outstanding, diluted	12,752,051	12,868,207	13,218,403
Shares outstanding at end of period	12,493,565	12,493,565	12,831,345

(1) The Company adopted ASU 2016-13 as of January 1, 2023. The 2022 amounts presented are calculated under the prior accounting standard.

FINWISE BANCORP
CONSOLIDATED STATEMENTS OF INCOME
($s in thousands, except per share amounts)

	For the Years Ended
	12/31/2023	12/31/2022
	(Unaudited)
Interest income
Interest and fees on loans	$58,445	$50,941
Interest on securities	338	208
Other interest income	5,751	1,180
Total interest income	64,534	52,329

Interest expense
Interest on deposits	9,974	1,432
Interest on PPP Liquidity Facility	1	2
Total interest expense	9,975	1,434
Net interest income	54,559	50,895

Provision for credit losses(1)	11,638	13,519
Net interest income after provision for credit losses	42,921	37,376

Non-interest income
Strategic Program fees	15,914	22,467
Gain on sale of loans, net	1,684	13,550
SBA loan servicing fees	1,466	1,603
Change in fair value on investment in BFG	(600)	(1,100)
Other miscellaneous income	2,616	891
Total non-interest income	21,080	37,411

Non-interest expense
Salaries and employee benefits	25,751	24,489
Professional services	4,961	5,454
Occupancy and equipment expenses	3,312	2,204
(Recovery) impairment of SBA servicing asset	(376)	1,728
Other operating expenses	6,540	4,881
Total non-interest expense	40,188	38,756
Income before income tax expense	23,813	36,031

Provision for income taxes	6,353	10,916
Net income	$17,460	$25,115

Earnings per share, basic	$1.38	$1.96
Earnings per share, diluted	$1.33	$1.87

Weighted average shares outstanding, basic	12,488,564	12,729,898
Weighted average shares outstanding, diluted	12,909,648	13,357,022
Shares outstanding at end of period	12,493,565	12,831,345

(1) The Company adopted ASU 2016-13 as of January 1, 2023. The 2022 amounts presented are calculated under the prior accounting standard.

FINWISE BANCORP
AVERAGE BALANCES, YIELDS, AND RATES
($s in thousands; Unaudited)

	For the Three Months Ended
	12/31/2023			9/30/2023				12/31/2022
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate		Average Balance		Interest	Average Yield/Rate
Interest earning assets:
Interest bearing deposits	$125,462	$1,759	5.56%	$116,179	$1,569	5.36%		$78,619		$757	3.85%
Investment securities	15,670	101	2.56%	14,958	88	2.34%		14,414		73	2.03%
Loans held for sale	45,370	4,307	37.66%	38,410	3,823	39.49%		43,751		3,990	36.48%
Loans held for investment	350,852	11,885	13.44%	316,220	11,732	14.72%		217,619		8,450	15.53%
Total interest earning assets	537,354	18,052	13.33%	485,767	17,212	14.06%		354,403		13,270	14.98%
Non-interest earning assets	32,202			27,240				21,208
Total assets	$569,556			$513,007				$375,611
Interest bearing liabilities:
Demand	$47,784	$562	4.67%	$48,303	$483	3.96%		$44,115		$375	3.40%
Savings	8,096	13	0.65%	9,079	17	0.74%		7,605		5	0.26%
Money market accounts	13,419	53	1.55%	15,140	142	3.73%		15,109		45	1.19%
Certificates of deposit	234,088	3,057	5.18%	183,273	2,159	4.67%		59,273		199	1.34%
Total deposits	303,387	3,685	4.82%	255,795	2,801	4.34%		126,102		624	1.98%
Other borrowings	206	—	0.35%	235	—	0.35%		330		—	0.35%
Total interest bearing liabilities	303,593	3,685	4.82%	256,030	2,801	4.34%		126,432		624	1.97%
Non-interest bearing deposits	92,767			92,077				96,581
Non-interest bearing liabilities	21,099			16,299				17,164
Shareholders’ equity	152,097			148,601				135,434
Total liabilities and shareholders’ equity	$569,556			$513,007			$375,611	$375,611
Net interest income and interest rate spread		$14,367	8.51%		$14,411	9.72%			$12,646	$12,646	13.01%
Net interest margin			10.61%			11.77%					14.27%
Ratio of average interest-earning assets to average interest- bearing liabilities			177.00%			189.73%					280.31%

FINWISE BANCORP
AVERAGE BALANCES, YIELDS, AND RATES
($s in thousands)

	For the Years Ended
	12/31/2023			12/31/2022
	(Unaudited)
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest earning assets:
Interest bearing deposits	$110,866	$5,751	5.19%	$74,920	$1,180	1.58%
Investment securities	14,731	338	2.30%	12,491	208	1.67%
Loans held for sale	39,090	15,051	38.50%	65,737	21,237	32.31%
Loans held for investment	303,784	43,394	14.28%	209,352	29,704	14.19%
Total interest earning assets	468,472	64,534	13.78%	362,500	52,329	14.44%
Non-interest earning assets	25,269			19,325
Total assets	$493,740			$381,825
Interest bearing liabilities:
Demand	$45,454	$1856	4.08%	$17,564	$531	3.02%
Savings	8,207	51	0.62%	7,310	7	0.10%
Money market accounts	13,665	362	2.65%	26,054	116	0.45%
Certificates of deposit	168,887	7,705	4.56%	71,661	778	1.09%
Total deposits	236,213	9,974	4.22%	122,589	1,432	1.17%
Other borrowings	251	1	0.35%	566	2	0.35%
Total interest bearing liabilities	236,464	9,975	4.22%	123,155	1,434	1.16%
Non-interest bearing deposits	93,126			114,174
Non-interest bearing liabilities	17,250			15,781
Shareholders’ equity	146,901			128,715
Total liabilities and shareholders’ equity	$493,740			$381,825
Net interest income and interest rate spread		$54,559	9.56%		$50,895	13.28%
Net interest margin			11.65%			14.04%
Ratio of average interest-earning assets to average interest- bearing liabilities			198.12%			294.34%

FINWISE BANCORP
SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA
($s in thousands, except per share amounts; Unaudited)

	As of and for the Three Months Ended
	12/31/2023	9/30/2023	12/31/2022
Selected Loan Metrics
Amount of loans originated	$1,177,704	$1,061,327	$1,219,851
Selected Income Statement Data
Interest income	$18,052	$17,212	$13,270
Interest expense	3,685	2,801	624
Net interest income	14,367	14,411	12,646
Provision for credit losses	3,210	3,070	3,202
Net interest income after provision for credit losses	11,157	11,341	9,444
Non-interest income	6,035	5,229	9,775
Non-interest expense	11,381	10,070	10,220
Provision for income taxes	1,655	1,696	2,454
Net income	4,156	4,804	6,545
Selected Balance Sheet Data
Total Assets	$586,221	$555,056	$400,780
Cash and cash equivalents	116,975	126,771	100,567
Investment securities held-to-maturity, at cost	15,388	15,840	14,292
Loans receivable, net	358,560	324,197	224,217
Strategic Program loans held-for-sale, at lower of cost or fair value	47,514	45,710	23,589
SBA servicing asset, net	4,231	4,398	5,210
Investment in Business Funding Group, at fair value	4,200	4,000	4,800
Deposits	404,833	386,753	242,998
Total shareholders' equity	155,056	150,402	140,459
Tangible shareholders’ equity (1)	155,056	150,402	140,459
Share and Per Share Data
Earnings per share - basic	$0.33	$0.38	$0.51
Earnings per share - diluted	$0.32	$0.37	$0.49
Book value per share	$12.41	$12.04	$10.95
Tangible book value per share (1)	$12.41	$12.04	$10.95
Weighted avg outstanding shares - basic	12,261,101	12,387,392	12,740,933
Weighted avg outstanding shares - diluted	12,752,051	12,868,207	13,218,403
Shares outstanding at end of period	12,493,565	12,493,565	12,831,345
Capital Ratios
Total shareholders' equity to total assets	26.5%	27.1%	35.0%
Tangible shareholders’ equity to tangible assets (1)	26.5%	27.1%	35.0%
Leverage Ratio (Bank under CBLR)	20.7%	22.1%	25.1%
(1) This measure is not a measure recognized under United States generally accepted accounting principles, or GAAP, and is therefore considered to be a non-GAAP financial measure. See “Reconciliation of Non-GAAP to GAAP Financial Measures” for a reconciliation of this measure to its most comparable GAAP measure. Tangible shareholders’ equity is defined as total shareholders’ equity less goodwill and other intangible assets. The most directly comparable GAAP financial measure is total shareholder’s equity. We had no goodwill or other intangible assets as of any of the dates indicated. We have not considered loan servicing rights or loan trailing fee asset as intangible assets for purposes of this calculation. As a result, tangible shareholders’ equity is the same as total shareholders’ equity as of each of the dates indicated.

Reconciliation of Non-GAAP to GAAP Financial Measures

Efficiency ratio	Three Months Ended			For the Years Ended
	12/31/2023	9/30/2023	12/31/2022	12/31/2023	12/31/2022
($s in thousands)
Non-interest expense	$11,381	$10,070	$10,220	$40,188	$38,756
Net interest income	14,367	14,411	12,646	54,559	50,895
Total non-interest income	6,035	5,229	9,775	21,080	37,411
Adjusted operating revenue	$20,402	$19,640	$22,421	$75,639	$88,306
Efficiency ratio	55.8%	51.3%	45.6%	53.1%	43.9%